UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

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Bolt Projects Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Bolt Projects Holdings, Inc.
2261 Market Street, Suite 5447
San Francisco, CA 94114

Supplement, dated August 6, 2025, to Proxy Statement
for the Annual Meeting of Stockholders
to be Held on Friday, August 29, 2025

This supplement, dated August 6, 2025 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 28, 2025 (the “Proxy Statement”) by Bolt Projects Holdings, Inc. (the “Company”), relating to the Company’s the Annual Meeting of Stockholders to be held on August 29, 2025, or at any continuations, adjournments or postponements thereof (the “Annual Meeting”). This Supplement should be read in conjunction with the Proxy Statement.

Supplemental Disclosure Regarding Proposal 3: The Seneca Issuance Proposal
As described in the Proxy Statement, the Company entered into a non-binding term sheet with Southern Point Capital (“Seneca”) pursuant to which Seneca would enter into one or more claim purchase agreements to purchase up to an aggregate of $3.0 million of the Company’s outstanding payables with certain of the Company’s vendors (the “Vendor Payables”) and exchange such Vendor Payables for a settlement pursuant to Section (3)(a)(10) of the Securities Act of 1933, as amended (the “Seneca Transaction”). The Company is seeking stockholder approval for the issuance of the maximum number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable by the Company in connection with the Seneca Transaction, which approval is required pursuant to Nasdaq Listing Rule 5635(d).

The Company and Seneca have subsequently entered into definitive documentation and, on August 1, 2025 (the “Settlement Date”), the Company entered into a Settlement Agreement and Stipulation (the “Agreement”) with Seneca. Pursuant to the Agreement, Seneca agreed to acquire outstanding liabilities of the Company in a principal amount of $1,746,358.41 (the “Claim Amount”) in exchange for shares of the Company’s Common Stock in respect of such Claim Amount (the “Settlement Shares”), plus an additional 15,000 shares of Common Stock (the “Settlement Fee Shares and, together with the Settlement Shares, the “Shares”). The Shares are issuable to Seneca subject to a court order as to the fairness of the Agreement and that the Settlement Shares are exempt from registration under of the Securities Act of 1933, as amended (the “Securities Act), pursuant to Section 3(a)(10) thereunder.

The Agreement provides that the Company shall issue and deliver to Seneca Shares in one or more tranches upon Seneca’s request to convert the Claim amount into Shares (a “Conversion Notice”), provided that no single issuance, when aggregated with shares of Common Stock beneficially owned by Seneca, would be greater than 4.99% of the issued and outstanding shares of the Company’s Common Stock. The Agreement also provides that the Company may not issue, and shall not be obligated to issue, any Settlement Shares to the extent such issuance would violate the Company’s obligations under the Nasdaq Stock Market, including any requirement that the issuance of such shares would require approval of the Company’s stockholders, until such approval has been obtained.

The number of Shares deliverable under a Conversion Notice shall be equal to the amount requested in such Conversion Notice divided by the lower of (i) the closing price of the Company’s Common Stock on the Settlement Date and (ii) 77% of the average of the three (3) lowest traded prices on which at least 100 shares of Common Stock were traded during the five-trading day period preceding a Conversion Notice delivered pursuant to the Settlement Agreement (the “Valuation Period”), subject to a minimum price floor of $0.25 per share. In the event the Shares under a Conversion Notice are not delivered on the same date as the Conversion Notice the Valuation Period will be extended to the date the Shares are delivered to Seneca, which extended Valuation Period will not adjust the number of shares of Common Stock delivered but will adjust the market price, Shares and the amount by which the Claim Amount is reduced as a result of the conversion. In the event the entire Claim Amount is settled for shares at the minimum price floor of $0.25 per share, the maximum number of shares of Common Stock issuable pursuant to the Settlement Agreement will be 6,985,434 shares of Common Stock; however, the actual number of shares to be issued will be calculated and determined as described above.

Impact on Voting at the Annual Meeting

This Supplement should be read in conjunction with the Proxy Statement. This Supplement does not change the proposals to be voted on at the Annual Meeting or the recommendations of the Board with respect to such proposals as described in the Proxy Statement. From and after the date of this Supplement, any references to the Proxy Statement are to the Proxy Statement as supplemented hereby.

If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action unless you wish to change your vote.

If you wish to change your vote, the Proxy Statement contains information on how to do so. The form of proxy included in the Company’s Proxy Statement remains valid, and no new proxy cards are being distributed. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

Information regarding how to vote your shares, or revoke your proxy, is available in the Proxy Statement. Stockholders may view this Supplement, the Proxy Statement, and other proxy materials by visiting www.ProxyVote.com.